QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(6)

        U.S. Offer to Purchase for Cash
Outstanding American Depositary Shares and
Common Shares
of
 Siliconware Precision Industries Co., Ltd.
for
 NT$275 Per American Depositary Share (Payable in U.S. Dollars) and
NT$55 per Common Share
by
 Advanced Semiconductor Engineering, Inc.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 1:30 A.M., NEW YORK CITY TIME, ON FEBRUARY 16, 2016, UNLESS THE U.S. OFFER IS EXTENDED

December 29, 2015

To Financial Intermediaries and Custodians:

        Advanced Semiconductor Engineering, Inc., a company incorporated and existing under the laws of the Republic of China ("Purchaser"), is making an offer to purchase outstanding American Depositary Shares ("ADSs") of Siliconware Precision Industries Co., Ltd., a company limited by shares under the Company Law of the Republic of China ("SPIL"), each representing five Common Shares of SPIL, par value NT$10.00 per Common Share ("Common Shares"), and outstanding Common Shares held by U.S. holders upon the terms set forth in the U.S. Offer to Purchase, dated December 29, 2015 (the "U.S. Offer to Purchase"), and in the related ADS Letter of Transmittal and Common Share Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitute the "U.S. Offer") enclosed herewith. Purchaser is offering to pay NT$275 for each ADS in cash, without interest, payable in U.S. dollars as converted when payment is made to Computershare Trust Company, N.A. (the "ADS Tender Agent") and NT$55 for each Common Share in cash, without interest, payable in New Taiwan dollars. The new Taiwan dollars payable in respect of ADSs will be converted to U.S. dollars at the exchange rate reported by the Taipei Forex Inc. which appears on the Reuters screen TAIFX1 page under the heading "Spot" as of 11:00 a.m. Taipei time on the date payment is made to the ADS Tender Agent, less applicable taxes and other governmental charges, if any.

        Please furnish copies of the enclosed materials to those of your clients who are U.S. holders for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

        Enclosed herewith for your information and to forward to your clients are copies of the following documents:

  1.
  U.S. Offer to Purchase dated December 29, 2015.

  2.
  Common Share Form of Acceptance for your use in accepting the U.S. Offer and tendering Common Shares and for the information of your clients.

  3.
  A form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the U.S. Offer.

  4.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to U.S. federal income tax backup withholding.

  5.
  Return envelope addressed to KGI Securities Co. Ltd., the Common Share Tender Agent (the "Common Share Tender Agent"), for your use only.

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 1:30 A.M., NEW YORK CITY TIME, ON FEBRUARY 16, 2016, UNLESS THE U.S. OFFER IS EXTENDED.

        The U.S. Offer is conditioned upon (i) there being validly tendered in accordance with the terms of a concurrent Republic of China Offer (the "ROC Offer"), and not withdrawn prior to the expiration of the ROC Offer, a number of Common Shares, not including those tendered into the U.S. Offer or those represented by ADSs, such that we will acquire at least 5% of the issued and outstanding share capital of SPIL and (ii) receipt of antitrust approval from the Taiwan Fair Trade Commission. In addition, the U.S. Offer is subject to the other conditions set forth in the U.S. Offer to Purchase, described in "The Offer—Section 11—Conditions to the U.S. Offer".

        Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person (other than MacKenzie Partners, Inc. (the "U.S. Information Agent"), Computershare Trust Company, N.A., the ADS Tender Agent (the "ADS Tender Agent") and the Common Share Tender Agent as described in the U.S. Offer to Purchase) for soliciting tenders of ADSs or Common Shares pursuant to the U.S. Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

        In order to take advantage of the U.S. Offer, U.S. holders of Common Shares may:

  •
  Open a KGI Brokerage Account (as defined below) by delivering (i) a Common Share Form of Acceptance to the Common Share Tender Agent at the address set forth on the back cover of the Common Share Form of Acceptance, with a copy to such holder's agent or custodian bank in Taiwan (your "Custodian Bank"), and (ii) written instruction to such holder's Custodian Bank, in the form attached as Annex A to the Common Share Form of Acceptance, with a copy to the Common Share Tender Agent, requesting such holder's Custodian Bank to (a) open a securities brokerage account with the Common Share Tender Agent (a "KGI Brokerage Account") by completing the necessary account opening documents on such holder's behalf, including, among others, the Account Opening Master Agreement in the form attached as Annex B to the Common Share Form of Acceptance, and (b) complete on such holder's behalf a Republic of China securities tender transfer form (a "Form 360"), in the form attached as Annex C to the Common Share Form of Acceptance.

  •
  Alternatively, U.S. holders of Common Shares may deliver (i) a Common Share Form of Acceptance to the Common Share Tender Agent at the address set forth on the back cover of the Common Share Form of Acceptance, with a copy to such holder's Custodian Bank, and (ii) a power of attorney, in the form attached as Annex D to the Common Share Form of Acceptance (a "Common Share POA"), to such holder's Custodian Bank, with a copy to the Common share Tender Agent.

        Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the U.S. Information Agent at the address and telephone numbers set forth on the back cover of the U.S. Offer to Purchase.

Very truly yours,
ADVANCED SEMICONDUCTOR ENGINEERING, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE U.S. INFORMATION AGENT, THE ADS TENDER AGENT OR THE COMMON SHARE TENDER AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

QuickLinks

  Exhibit (a)(6)